UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Papa John’s International, Inc.
(Name of Registrant as Specified In Its Charter)

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P.O. Box 99900
Louisville, Kentucky  40269-0900

April 1, 2005

Dear Stockholder:

On behalf of the entire Papa John’s team, I invite you to join us for the Company’s upcoming Annual Meeting of Stockholders.  The meeting will begin at 11:00 a.m. on Tuesday, May 3, 2005, at the Company’s corporate offices located at 2002 Papa John’s Boulevard, Louisville, Kentucky.

Following the formal items of business to be brought before the meeting, we will discuss our 2004 results and answer your questions.  After the meeting, we hope you will join us for a slice of Papa John’s pizza!

Thank you for your continued support of Papa John’s.  We look forward to seeing you on May 3.

Sincerely,

/s/ John H. Schnatter
JOHN H. SCHNATTER
Founder and Executive Chairman

PAPA JOHN’S INTERNATIONAL, INC.
P.O. Box 99900
Louisville, Kentucky  40269-0900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 3, 2005

To the Stockholders:

The Annual Meeting of Stockholders of Papa John’s International, Inc. (the “Company”) will be held at the Company’s corporate offices located at 2002 Papa John’s Boulevard, Louisville, Kentucky on Tuesday, May 3, 2005, at 11:00 a.m. (E.D.T.), for the following purposes:

(1)           To elect four directors to the class serving a term expiring at the Annual Meeting of Stockholders in 2008;

(2)           To consider and approve an amendment to the Papa John’s International, Inc. 2003 Stock Option Plan for Non-Employee Directors;

(3)           To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 25, 2005; and

(4)           To transact such other business as may properly come before the meeting or any adjournment thereof.

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice.  Only stockholders of record at the close of business on March 23, 2005, are entitled to receive notice of and to vote at the meeting.

By Order of the Board of Directors

/s/ Charles W. Schnatter
CHARLES W. SCHNATTER
Senior Vice President, Chief Development Officer and Secretary

Louisville, Kentucky
April 1, 2005

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE THAT HAS BEEN PROVIDED.  IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

PAPA JOHN’S INTERNATIONAL, INC.
P.O. Box 99900
Louisville, Kentucky  40269-0900

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 3, 2005

GENERAL INFORMATION

This Proxy Statement and accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Papa John’s International, Inc., a Delaware corporation (the “Company”), to be voted at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments thereof.  The Annual Meeting will be held at the Company’s corporate offices located at 2002 Papa John’s Boulevard, Louisville, Kentucky on Tuesday, May 3, 2005, at 11:00 a.m. (E.D.T.) for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting.  This Proxy Statement and accompanying proxy card are first being mailed to stockholders on or about April 1, 2005.

A stockholder signing and returning a proxy has the power to revoke it at any time before the shares subject to it are voted by (i) notifying the Secretary of the Company in writing of such revocation, (ii) filing a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person.  If a proxy is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein.  Unless contrary instructions are given, the proxy will be voted FOR the nominees for director named in the Proxy Statement, FOR the amendment to the 2003 Stock Option Plan for Non-Employee Directors and FOR the ratification of Ernst & Young LLP as the Company’s independent auditors for the 2005 fiscal year and in the discretion of proxy holders on such other business as may properly come before the Annual Meeting.

The original solicitation of proxies by mail may be supplemented by telephone and other means of communication and through personal solicitation by officers, directors and other employees of the Company, at no compensation.  Georgeson Shareholder Communications, Inc. has been retained to distribute proxy materials and to provide proxy solicitation services for a fee of approximately $5,500, plus reasonable out-of-pocket expenses.  Proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of the Company’s common stock, par value $.01 per share (the “Common Stock”), and the Company will reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

RECORD DATE AND VOTING SECURITIES

The Board has fixed the record date for the Annual Meeting as the close of business on March 23, 2005 (the “Record Date”), and all holders of record of Common Stock on the Record Date are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof.  A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose reasonably related to the Annual Meeting, for a period of ten days prior to the Annual Meeting at the Company’s principal executive offices at 2002 Papa John’s Boulevard, Louisville, Kentucky.  At the Record Date, there were 16,511,752 shares of Common Stock outstanding.  For each share of Common Stock held on the Record Date, a stockholder is entitled to one vote on each matter to be considered at the Annual Meeting.  A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether a quorum exists.  Abstentions or “withheld” votes will be treated as present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of matters submitted to the stockholders.  Since Delaware law treats only those shares voted “for” a matter as affirmative votes, abstentions or withheld votes will have the same effect as negative votes or votes “against” a particular matter.  If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

The following table sets forth certain information as of March 23, 2005 (except as noted otherwise), with respect to the beneficial ownership of Common Stock by (i) each director or nominee for director of the Company, (ii) each of the executive officers named in the Summary Compensation Table in this Proxy Statement, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock.

Directors, Director Nominees and Executive Officers	Number of Shares(1)		Percent of Class(2)

John H. Schnatter P.O. Box 991339 Louisville, Kentucky 40269	4,844,066	(3)	28.9%

William M. Van Epps	20,149	(4)	*

Charles W. Schnatter	218,790	(5)	1.3%

Julie Larner	83,796	(6)	*

J. David Flanery	85,125	(7)	*

F. William Barnett	15,750	(8)	*

Norborne P. Cole, Jr.	14,000	(9)	*

Owsley Brown Frazier	16,000	(10)	*

Philip Guarascio	13,250	(11)	*

Olivia F. Kirtley	14,000	(12)	*

Jack A. Laughery	43,500	(13)	*

Timothy C. O’Hern	2,657		*

Wade S. Oney	600,257	(14)	3.5%

William M. Street	10,917	(15)	*

Nigel Travis	27,434		*

All directors and executive officers as a group (17 persons, including those named above)	6,147,884	(16)	34.5%

Other 5% Beneficial Owners	Number of Shares(1)		Percent of Class(2)

FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	2,244,300	(17)	13.4%

Arnhold and S. Bleichroeder Advisers, LLC 1345 Avenue of the Americas New York, New York 10105	1,665,000	(17)	9.9%

*  Represents less than one percent of class.

(1)       Based upon information furnished to the Company by the named persons and information contained in filings with the Securities and Exchange Commission (“SEC”).  Under SEC rules, a person is deemed to own beneficially shares over which the person has or shares voting or investment power or of which the person has the right to acquire beneficial ownership within 60 days.  Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares shown as owned by them.

(2)       Based on 16,511,752 shares outstanding as of March 23, 2005, except as noted otherwise.  Shares of Common Stock subject to currently exercisable options are deemed outstanding for purposes of computing the percentage of class for the person or group holding such options but are not deemed outstanding for purposes of computing the percentage of class for any other person or group.

(3)       Includes 267,778 shares subject to options exercisable within 60 days and 634,026 shares held in a family limited partnership.  Mr. Schnatter holds sole voting and investment power for all such shares.

(4)       Represents shares subject to options exercisable within 60 days.

(5)       Includes 77,000 shares subject to options exercisable within 60 days.

(6)       Includes 78,796 shares subject to options exercisable within 60 days.

(7)       Includes 82,500 shares subject to options exercisable within 60 days.

(8)       Includes 12,250 shares subject to options exercisable within 60 days.

(9)       Represents shares subject to options exercisable within 60 days.

(10)     Includes 14,000 shares subject to options exercisable within 60 days.

(11)     Includes 12,250 shares subject to options exercisable within 60 days.

(12)     Includes 13,000 shares subject to options exercisable within 60 days.  Ms. Kirtley also holds units deemed invested in 1,580 shares of Common Stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.

(13)     Includes 41,000 shares subject to options exercisable within 60 days.  Mr. Laughery also holds units deemed invested in 282 shares of Common Stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.

(14)     Includes 554,161 shares subject to options exercisable within 60 days.

(15)     Includes 9,917 shares subject to options exercisable within 60 days.

(16)     Includes 1,331,801 shares subject to options exercisable within 60 days held by all directors and executive officers.

(17)     As disclosed in a Schedule 13G filed with the SEC.  Reflects beneficial ownership (based on sole or shared voting or dispositive power) of the reporting entity and its affiliates reported as of December 31, 2004.  Percentage of class is shown as disclosed in the filing.

1.  ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for a classified board of directors, with three classes of directors each nearly as equal in number as possible.  Each class serves for a three-year term and one class is elected each year.  The Board of Directors is authorized to fix the number of directors within the range of three to fifteen members, and, effective at the 2005 Annual Meeting, the Board size has been set at ten members.

The Nominating and Corporate Governance Committee of the Board assists the Board in identifying qualified persons to serve as directors of the Company.  The Committee evaluates all proposed director nominees, evaluates incumbent directors before recommending renomination, and recommends all approved candidates to the Board for appointment or nomination to the Company’s stockholders.  The Committee selects as candidates for appointment or nomination individuals of high personal and professional integrity and ability, who can contribute to the Board’s effectiveness in serving the interests of the Company’s stockholders.

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders in accordance with the Company’s Certificate of Incorporation, and will do so in the same manner as the Committee evaluates any other properly recommended nominee.  See “STOCKHOLDER PROPOSALS” on page 21.

Nigel Travis, the Company’s President and Chief Executive Officer, effective April 1, 2005, was appointed by the Board as a director on January 31, 2005, for a term to expire at the 2005 Annual Meeting.  Mr. Travis’s appointment to the Board coincided with his employment by the Company as Executive Vice President, pending his assuming the positions of President and Chief Executive Officer.  The terms of Owsley Brown Frazier, Wade S. Oney and John H. Schnatter, who were elected as directors at the 2002 Annual Meeting, also expire at the 2005 Annual Meeting.

Upon the recommendation of the Nominating and Corporate Governance Committee, Messrs. Frazier, Oney, Schnatter and Travis have been nominated as directors in the class to serve a term expiring at the 2008 Annual Meeting.  The remaining six directors will continue to serve in accordance with their previous election or appointment.

It is intended that shares represented by proxies received in response to this Proxy Statement will be voted for the nominees listed below, unless otherwise directed by a stockholder in his or her proxy.  Although the Company does not anticipate that any of the nominees will decline or be unable to serve, if that should occur the proxy holders may, in their discretion, vote for a substitute nominee or nominees.  Directors are elected by a plurality of the votes cast.

Set forth below is information concerning the nominees for election and each director whose term will continue after the 2005 Annual Meeting.

Name	Age	Company Position or Office	Director Since

NOMINEES FOR ELECTION TO THE BOARD

Term Expiring in 2008

Owsley Brown Frazier	69	Director	2001

Wade S. Oney	43	Director and Executive Business Advisor	1999

John H. Schnatter	43	Founder and Executive Chairman of the Board	1990

Nigel Travis	55	President, Chief Executive Officer and Director	2005

DIRECTORS CONTINUING IN OFFICE

Term Expiring in 2006

Philip Guarascio	63	Director	2003

Olivia F. Kirtley	54	Director	2003

Jack A. Laughery	70	Director	1993

Term Expiring in 2007

F. William Barnett	58	Director	2003

Norborne P. Cole, Jr.	63	Director	2003

William M. Street	66	Director	2003

Owsley Brown Frazier.  Mr. Frazier retired in 2000 as Vice Chairman of Brown-Forman Corporation.  He continues to serve as a director of Brown-Forman and a subsidiary, Lenox, Inc.  Mr. Frazier is owner and chairman of Bittners, LLC, an interior and commercial design firm.  He is actively involved in numerous business, civic, charitable and educational organizations.

Wade S. Oney.  Wade Oney served as Chief Operating Officer of the Company from 1995 until 2000; he continues to serve the Company as a part-time executive business advisor responsible for providing advice to the executive leadership team on strategic Company initiatives.  From 1992 to 1995, Mr. Oney served as the Company’s Regional Vice President of Southeast Operations.  From 1989 to 1992, Mr. Oney held various positions with Domino’s Pizza, Inc.  Mr. Oney has been a franchisee of the Company since 1993.

John H. Schnatter.  John Schnatter created the Papa John’s concept and founded the Company in 1985.  He served as Chairman of the Board and Chief Executive Officer from 1990 until April 1, 2005, and as President from 1985 to 1990 and from 2001 until April 1, 2005.  Effective April 1, 2005, Mr. Schnatter became Executive Chairman of the Company, an executive officer position; he continues to chair the Board.  Mr. Schnatter has been a Papa John’s franchisee since 1986.

Nigel Travis.  Mr. Travis became President and Chief Executive Officer of the Company effective April 1, 2005.  On January 31, 2005, he was engaged by the Company as Executive Vice President and was appointed by the Board as a director.  From 2001 to 2004, Mr. Travis served as President and Chief Operating Officer of Blockbuster Inc., a global provider of in-home rental and retail movie and game entertainment.  From 1994 to 2001, Mr. Travis held various leadership positions at Blockbuster, including Executive Vice President and President, Worldwide Stores Division (1999-2001).  From 1985 to 1994, Mr. Travis served in various capacities for Grand Metropolitan PLC (London, England), including leadership positions at Burger King Corporation for five years.  Mr. Travis is the lead director of The Bombay Company, Inc.

Philip Guarascio.  Mr. Guarascio is a marketing and advertising business consultant and serves in a senior advisory capacity with the National Football League.  He retired in 2000 as Vice President, Advertising and Corporate Marketing, of General Motors.  Mr. Guarascio is a director of Arbitron, Inc.

Olivia F. Kirtley.  Ms. Kirtley is a Certified Public Accountant and business consultant.  She is a past Chairman of the American Institute of Certified Public Accountants (AICPA).  From 1979 to 2000, Ms. Kirtley held several key management positions at Vermont American Corporation, a global manufacturer and marketer of power tool accessories, including Vice-President of Finance and Chief Financial Officer, Treasurer and Director of Tax.  Ms. Kirtley serves on the boards of directors of Alderwoods Group, Inc., Lancer Corporation and ResCare, Inc.

Jack A. Laughery.  Mr. Laughery is a restaurant investor and consultant, and has been a Papa John’s franchisee since 1992.  From 1990 until his retirement in 1994, Mr. Laughery was Chairman of Hardee’s Food Systems, Inc.  From 1962 to 1990, Mr. Laughery was employed by Hardee’s Food Systems, Inc., retiring as Chief Executive Officer in 1990.  Mr. Laughery serves on the boards of directors of Mass Mutual Corporate Investors and Mass Mutual Participation Investors.

F. William Barnett.  Mr. Barnett retired in 2003 as a director with management consulting firm McKinsey & Company, Inc., with a consulting practice focused on advising and assisting companies with strategic planning, resolving complex organizational issues and implementing operational improvements.  Mr. Barnett has served as an adjunct faculty member at Yale University and serves as a director of Eagle Materials, Inc.

Norborne P. Cole, Jr.  Mr. Cole is a consultant for Silver Eagle Distributors, L.P. of Houston, Texas, which distributes Anheuser-Busch and other products, and serves as vice-chairman of its board of directors.  Mr. Cole retired in 1998 after a 32-year career with the Coca-Cola Company and its bottlers, most recently serving as Managing Director and

Chief Executive Officer of Coca-Cola Amatil in Sydney, Australia, and previously as President and Chief Executive Officer of Coca-Cola Bottling S.A. in Paris, France.  Mr. Cole also serves on the board of directors of Lancer Corporation.

William M. Street.  Mr. Street retired in 2003 as president of Brown-Forman Corporation, a diversified producer of high-quality consumer products, including wine and spirits and consumer durables, and as president and chief executive officer of Brown-Forman Beverages Worldwide.  He remains a director of Brown-Forman Corporation.  Mr. Street serves as chairman of the Kentucky Horse Racing Authority and on the boards of several business, civic, charitable and educational organizations.

John Schnatter and Charles Schnatter, an executive officer and former director of the Company, are brothers.  There are no other family relationships among the Company’s directors, executive officers and other key personnel.

Meetings of the Board of Directors

The Board met on seven occasions during 2004.  Each director attended at least 75% of the meetings of the Board and the Board committees on which he or she served during the period of service in 2004.  Five Board meetings currently are scheduled for 2005.  Meetings of non-employee directors, without management directors or employees present, are typically scheduled in conjunction with each regularly scheduled Board meeting.

Director Independence

The Board of Directors has determined that the following six of the Company’s ten directors are “independent” as defined by applicable law and NASDAQ listing standards:  Ms. Kirtley and Messrs. Barnett, Cole, Frazier, Guarascio and Street.  All of the members of the Board’s Audit, Compensation and Nominating and Corporate Governance committees are similarly deemed independent.

Committees of the Board of Directors

In addition to an Executive Committee, which is currently comprised of Messrs. John Schnatter, Barnett, Frazier and Street and Ms. Kirtley, the Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance committees.  The charters of the Audit, Compensation, and Nominating and Corporate Governance committees are available in the Investor Relations section of the Company’s website (www.papajohns.com).

Audit Committee.  The Audit Committee currently is comprised of Ms. Kirtley and Messrs. Barnett and Street.  The principal functions of the Audit Committee are to assist the Board in overseeing the Company’s accounting and financial reporting processes and audits of the Company’s financial statements.  The Board has determined that Ms. Kirtley qualifies as an “audit committee financial expert” as defined under applicable SEC rules.  The Audit Committee met nine times in 2004.  See “AUDIT COMMITTEE REPORT” on page 11.

Compensation Committee.  The Compensation Committee currently is comprised of Messrs. Barnett, Cole and Guarascio.  The principal functions of the Compensation Committee are to execute the Board’s overall responsibilities related to compensation of directors and officers of the Company and to administer the Company’s compensation plans.  The Compensation Committee met eight times in 2004.  See “COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION” on page 9.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently is comprised of Messrs. Cole, Frazier and Street.  The principal functions of the Nominating and Corporate Governance Committee are to assist the Board in identifying qualified individuals for service as directors of the Company and as Board committee members, to develop and monitor a process for evaluating Board effectiveness, and to oversee the development and administration of the Company’s corporate governance guidelines, including its Code of Ethics and Business Conduct.  See “CODE OF ETHICS” on page 21.  The Nominating and Corporate Governance Committee recommended the nominations of Messrs. Frazier, Oney, Schnatter and Travis for election to the Board at the 2005 Annual Meeting.  The Nominating and Corporate Governance Committee met once in 2004.

Compensation of Directors

In 2003, the Board adopted a compensation program for non-employee directors (the “Director Compensation Program”) that provides for cash compensation in the form of an annual retainer and fees based on attendance at Board and committee meetings.  Under the terms of the Director Compensation Program, non-employee directors receive an annual retainer of $25,000 ($30,000 for Board committee chairs), a fee of $1,500 for each Board meeting attended in person and $750 for participation in a telephonic meeting.  Non-employee Board committee members also receive $1,000 for participating in each committee meeting and $500 for participating in each telephonic committee meeting ($1,000 for quarterly telephonic Audit Committee meetings in connection with the Company’s earnings releases).  Similar fees may be paid from time to time for Board service involving extraordinary time commitments, such as on an ad hoc committee.  All retainer payments are prorated for any non-employee director who is elected or appointed on a date other than an Annual Meeting date.

The Director Compensation Program also includes an equity-based component.  Under the terms of the Company’s 2003 Stock Option Plan for Non-Employee Directors (the “Director Plan”), each non-employee director receives an annual award of an option to purchase 7,000 shares of Common Stock.  All option grants under the Director Plan become exercisable one year following the grant date and have a term of 30 months.  Grants are prorated for any non-employee director who is elected or appointed on a date other than an Annual Meeting date.

The following table lists the cash and equity compensation paid by the Company to each of its non-employee directors for services in 2004:

Name of Non-Employee Director	Annual Retainer ($ )	Board Meeting Fees ($)	Committee Retainer ($)	Committee Meeting Fees ($)	Equity Grant (# stock option shares) (1)

F. William Barnett	$25,000	$9,000	$5,000	$16,000	7,000
Norborne P. Cole	25,000	8,250	—	8,000	7,000
Owsley Brown Frazier	25,000	9,000	5,000	2,000	7,000
Philip Guarascio	25,000	7,500	—	5,000	7,000
Olivia F. Kirtley	25,000	9,000	5,000	10,000	7,000
Jack Laughery	25,000	9,000	—	2,500	7,000
William M. Street	25,000	9,000	—	8,000	7,000

(1)          All of the stock options were granted under the Director Plan on May 13, 2004, at an exercise price of $29.93, the fair market value of the Common Stock on that date; the options vest after one year and have a term of 30 months.

Non-employee directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with their Board and committee service.  Directors who are employees of the Company do not receive additional compensation for services rendered as a director.

The Company makes available to non-employee directors a deferred compensation plan, administered by the Board’s Compensation Committee through an independent plan provider, that permits participants to defer all or part of their cash compensation.  The Company contributes amounts deferred by participants to a trust (known as a “rabbi trust”), of which the Company is the owner, and in which funds are deemed invested in mutual funds available through variable universal life insurance products.  Participants may also elect to have all or part of their deferred compensation deemed invested in the Company’s Common Stock.  Each participant’s plan account is credited or debited, as the case may be, with the net investment return or loss on the deemed investments.  Payments from the participants’ accounts are made upon termination of service as a director, or earlier in accordance with certain in-service elections available under the plan.  Payments are made to participants in a lump sum, unless the participant has elected to receive installment payments as provided in the plan.

In December 2004, the Company adopted stock ownership guidelines applicable to directors and officers of the Company, establishing certain minimum ownership levels to be achieved over five years.  Under the guidelines, the

Company’s non-employee directors are required to acquire shares of Common Stock, or their equivalent under the deferred compensation plan, equal in value to a multiple of five times the amount of their annual retainer.

Effective March 21, 2005, the Board adopted, subject to stockholder approval, an amendment to the Director Plan.  The amendment (a) increases the maximum term of stock options awarded to non-employee directors from 30 months to five years, (b) increases the vesting period for stock options from one year to two years, and (c) eliminates the prescribed level of annual stock option awards under the Director Plan and gives the Board the authority to establish and change the award levels from time to time.  The amendment does not increase the number of shares of Common Stock reserved for issuance under the Director Plan.  The Board has recommended that the Company’s stockholders approve the amendment. See “PROPOSAL TO APPROVE AMENDMENT OF THE COMPANY’S 2003 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS” on page 18.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation paid, earned or accrued by the Company’s Chief Executive Officer and its next four most highly compensated executive officers for services rendered in all capacities to the Company for the years indicated.

SUMMARY COMPENSATION TABLE

			Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary($ )	Bonus($ )	Other Annual Compensation ($)(1)	Securities Underlying Stock Options(#)	All Other Compensation ($)(2)
John H. Schnatter	2004	$575,200	$0	—	0	$0
Founder, Chairman,	2003	649,785	0	—	0	0
Chief Executive Officer	2002	750,923	293,649	—	0	0
and President(3)

William M. Van Epps	2004	418,887	152,755	—	0	0
Senior Vice President	2003	330,500	166,890	—	10,000	2,875
and Chief Operations	2002	325,000	61,616	—	2,871	0
Officer

Charles W. Schnatter	2004	376,521	56,714	—	0	0
Senior Vice President,	2003	366,092	0	—	25,000	3,000
Chief Development	2002	355,385	115,914	—	0	2,750
Officer and Secretary

Julie Larner	2004	367,816	41,010	—	0	35,006
Senior Vice President,	2003	335,585	0	—	25,000	2,911
and President, PJ Food	2002	321,538	136,583	—	0	2,750
Service, Inc.

J. David Flanery	2004	308,071	5,174	—	0	0
Senior Vice President,	2003	279,654	0	—	20,000	1,400
Chief Financial Officer	2002	257,500	85,018	—	0	1,660
and Treasurer

(1)   Other annual compensation paid to each named executive officer, including perquisites and other personal benefits, did not exceed reporting thresholds.

(2)   The amounts in this column represent the amount of the Company’s matching contribution to the officer’s account in the Company’s 401(k) defined contribution plan and, for Ms. Larner in 2004, the amount of a payment for accrued but unused vacation through PJ Food Service, Inc., that could not be carried forward in connection with the Company’s adoption of a new paid leave policy for all employees.

(3)   Effective April 1, 2005, Mr. Schnatter became Executive Chairman of the Company, an executive officer position; he continues to chair the Board.

AGGREGATED OPTION EXERCISES IN LAST
FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

Set forth below is information with respect to option exercises by the named executive officers in the 2004 fiscal year and unexercised stock options held by the named executive officers at the end of the Company’s 2004 fiscal year.  There were no stock appreciation rights (SARs) outstanding at 2004 fiscal year-end.

	Number of Securities
	Shares Acquired	Value Realized	Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(2)
Name	On Exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

John H. Schnatter	45,000	$955,108	267,778	0	$2,018,798	—
William M. Van Epps	0	—	20,149	7,722	128,344	$57,282
Charles W. Schnatter	85,502	998,216	108,000	0	599,151	—
Julie Larner	1,125	26,501	79,971	0	586,241	—
J. David Flanery	25,000	208,306	82,500	0	568,417	—

(1)   The Value Realized represents the difference between the fair market value on the date of exercise and the total option exercise price.

(2)   Based on the difference between the option exercise price and the last reported sale price of the Common Stock ($33.96) as reported on The Nasdaq Stock Market on December 23, 2004, the last trading day of the Company’s 2004 fiscal year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for determining the compensation of the Company’s Chief Executive Officer, reviewing and approving the compensation of the Company’s executive officers and administering the Company’s incentive compensation and stock option plans.  The Committee held eight meetings in 2004.

Discussed below are the principles and components of executive compensation for 2004, including the compensation of the Company’s Chief Executive Officer.  The discussion is followed by a general description of certain changes in the Company’s executive incentive compensation guidelines, particularly with respect to long-term compensation, beginning in 2005.

2004 Executive Compensation.  The Committee historically has been guided by the following principles in compensating executive officers:

•  Base compensation awarded by the Company should be effective in attracting, motivating and retaining key executives.

•  Incentive compensation should be awarded based on the achievement of identified goals for the Company, as well as on individual scope of responsibilities and performance.

•  Executive officers should have an equity interest in the Company to encourage them to manage the Company for the long-term benefit of stockholders.

For 2004, the Committee reviewed salary levels of the Company’s executive officers and made adjustments the Committee deemed appropriate or necessary in light of market pricing information and consideration of each officer’s scope of responsibilities and individual performance, as well as the importance of the position to the implementation of the Company’s strategies.  The Company previously established a general target for base compensation of officers, including executive officers, at the 50th percentile based on a market review of similar positions in other companies of comparable size based on revenues.  The Committee also considered the recommendations of the Chief Executive Officer with respect to the salary levels of other executive officers.

The Company’s Management Incentive Plan (the “Short-Term Plan”), approved by the Committee, is designed to reward executive and other officers and certain management personnel for the achievement of certain corporate goals established by the Committee from time to time.  The Company previously established a general target for cash incentive compensation of officers, including executive officers, at the 50th percentile based on a market review of similar positions in other companies of comparable size based on revenues.

For 2004, the Committee established target funding levels for the Short-Term Plan based upon the Company’s operating income.  For 2004, the Short-Term Plan contemplated aggregate quarterly incentive “pools,” each calculated based upon the Company’s operating income exceeding each quarterly target, with a portion of each quarterly pool set aside to fund awards based on achievement of an annual target.  A prescribed formula was used to allocate the Short-Term Plan pools among participants, including executive officers, based primarily upon the relative strategic importance of the participant’s position in the Company, with adjustments to reflect individual performance.  Because the Company did not meet most of the established quarterly or annual operating income thresholds during 2004, payments under the Short-Term Plan for 2004 performance were minimal.

During 2004, certain officers and employees within the Company’s restaurant operations, development, international and commissary areas, including four executive officers, received bonuses based on the attainment of operational goals during the year.  The operational goals include targeted sales and profits at the restaurant or commissary level, or on a Company-wide basis, depending upon the employee’s position, or the development or opening of a targeted number of Company-owned or franchised restaurants.

During 2004, each executive officer of the Company held stock options granted under the Company’s stock option plans.  No stock options were granted during fiscal 2004.

The Committee determined the compensation of John H. Schnatter as Founder, Chairman of the Board, Chief Executive Officer and President of the Company, for services rendered in 2004.  The Committee previously had reviewed market survey data for chief executive officer compensation at restaurant and other companies of comparable size based on revenues and evaluated Mr. Schnatter’s base compensation based upon the market pricing information and in light of the compensation policies and components described above and Mr. Schnatter’s scope of responsibilities.  The survey data indicated that Mr. Schnatter’s base compensation was lower than the Company’s general percentile target.  However, at Mr. Schnatter’s request, his base compensation for 2004 remained at $575,200, the same salary set during 2003.

Mr. Schnatter elected not to accept a payment under the Short-Term Plan for 2004 performance to which he otherwise would have been entitled.

Mr. Schnatter received no stock options or other equity-based compensation from the Company in 2004.

2005 Executive Compensation.  In December 2004, the Committee adopted a new statement of compensation philosophy and principles, similar to the statement applicable to 2004 and described above.  The Committee approved, and the Company has begun implementing in 2005, a new executive incentive compensation program, which includes an emphasis on long-term incentive compensation, consisting of cash awards and stock-based incentives, to encourage executives to focus on the long-term success and enhanced wealth of the Company and its shareholders.  The new program has the following components:

•  the Short-Term Plan, which rewards participants with cash bonuses based upon the achievement of certain cumulative quarterly and annual incentive measures approved by the Committee, including corporate, business unit or department, and individual performance, with the mix of measures and target award levels varied depending upon position;

•  annual awards of stock options under the Company’s 1999 Team Member Stock Ownership Plan (the “Ownership Plan”), including supplemental, matching option grants based upon shares of the Company’s stock owned by the participant and designated under the incentive program, with all options to vest after two years and have a term of five years, and including a requirement that the proceeds of the exercise of new option grants, net of the option price and applicable taxes, be held in Company stock for at least one year;

•  annual awards of performance shares under the Ownership Plan, with performance measured based on the Company’s total shareholder return over a three-year period relative to a peer group of companies, with awards paid in cash at the end of each performance measurement period; and

•  requirements of minimum ownership of Company stock by executive officers (and directors), to be implemented over five years.

OBRA Deductibility Limitation.  The Omnibus Budget Reconciliation Act of 1993 (“OBRA”) limits the deduction by public companies of compensation of certain executive officers to $1 million per year, per executive officer, unless certain criteria are met.  It is the Company’s policy to comply whenever appropriate and possible with the requirements of OBRA applicable to the qualification of any such compensation for deductibility, and the Committee continues to review issues relating to this compensation deduction limitation.

COMPENSATION COMMITTEE

F. William Barnett, Chairman
Norborne P. Cole, Jr.
Philip Guarascio

AUDIT COMMITTEE REPORT

The charter of the Audit Committee of the Board specifies that the purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities for the accounting, financial reporting and internal control functions of the Company and its subsidiaries, including the appointment, compensation and retention of the independent auditor, and to oversee the performance of the internal auditing function.  A copy of the Audit Committee’s charter is available in the Investor Relations section of the Company’s website (www.papajohns.com).

Each member of the Committee is independent as determined by the Company’s Board of Directors, based on applicable law and regulation and NASDAQ listing standards.  In addition, the Board has determined that Olivia F. Kirtley is an “audit committee financial expert” as defined by SEC rules.

In fulfilling its oversight responsibilities with respect to the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent auditors all annual and quarterly financial statements (including any required management certifications), and the Company’s quarterly earnings announcements, prior to issuance. Management has the primary responsibility for preparing the financial statements and complying with the reporting process, including the systems of internal controls.  The independent auditors are responsible for expressing an opinion on the conformity of audited financial statements with accounting principles generally accepted in the United States and for providing their judgments as to the quality, not just the acceptability, of the Company’s accounting principles.

During 2004, Company management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee.  These reviews included discussion with the independent auditors of matters required to be discussed with the Committee by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees). The Committee also discussed with the independent auditors matters relating to their independence from management and the Company, including the written disclosures from the independent auditors required by Independence Standards Board (ISB) Standard No. 1 (Independence Discussions with Audit Committees). The Committee pre-approved all audit and non-audit fees paid to the independent auditors.

The Committee held nine meetings during fiscal year 2004.  The Committee discussed with the Company’s independent auditors and the Company’s internal audit staff the overall scope and plans for their audits.  The Committee meets with both the independent auditors and the Company’s internal audit staff to discuss the results of their examinations and their evaluations of the Company’s internal controls.  The Committee also meets in separate executive sessions periodically with the Company’s independent auditors, internal auditors, Chief Financial Officer and General Counsel.  The Committee has adopted policies requiring the Committee’s consideration and approval of transactions involving related parties of the Company.

In reliance upon the reviews and discussions referred to above, the Committee recommended to the Board that the Board approve the inclusion of the Company’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 26, 2004, for filing with the Securities and Exchange Commission.  The Committee also has reappointed Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 25, 2005.

AUDIT COMMITTEE

Olivia F. Kirtley, Chairman
F. William Barnett
William M. Street

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2004 none of the executive officers or directors of the Company was a member of the board of directors of any other company such that the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.  Jack Laughery, a director and franchisee of the Company, was a member of the Board’s Compensation Committee until May 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section describes transactions by the Company during the last fiscal year that involved directors and executive officers of the Company and their affiliates.

Franchise and Development Arrangements

Executive officers and directors of the Company hold equity interests in entities that are franchisees of the Company, as described in the table below.  Some of these individuals acquired their interests before the Company’s 1993 initial public offering, and some of the entities in which they hold interests acquired development rights at reduced development fees and also pay a reduced franchise fee when each restaurant is opened.  The Company has since entered into additional franchise and development agreements with non-employee directors and executive officers of the Company and entities in which they have an equity interest, and may continue to do so in the future.  Under the Company’s policy governing transactions with related-party franchisees, which is described below, any such franchise arrangements into which the Company enters in the future will be on terms no more favorable to directors and officers than with independent third parties.

The following table describes franchise and development arrangements during 2004 between the Company and entities in which the Company’s executive officers and directors, as well as their immediate family members, had an equity interest as of the end of the fiscal year, and the amount of royalties earned by or paid to the Company from such entities during 2004.  None of the entities paid any franchise or development fees in 2004.  Such entities also purchase various food and other products from the Company’s commissary system and may purchase from or through the Company certain goods and services, including insurance, needed to operate a Papa John’s restaurant.  All such purchases and sales are made on terms and at rates identical to those that may be obtained from the Company by an independent franchisee.

Name and Percentage Owned	Franchise Entity – Amounts Earned

John H. Schnatter (76.0%) Annette Schnatter (24.0%)	Joe K Corporation – Operates one restaurant in Louisville, Kentucky. Paid royalties of $42,108 in 2004. Annette Schnatter is Mr. Schnatter’s wife.

John H. Schnatter (8.3%)	Sherfiz, Inc. – Operates one restaurant in Ohio. Paid royalties of $39,216 in 2004.

John H. Schnatter (8.0%)	Sherfiz II, Inc. – Operates one restaurant in Ohio and one in West Virginia. Paid royalties of $58,971 in 2004.

John H. Schnatter (8.0%)	P.J. Cambridge, Inc. – Operates one restaurant in Ohio and two in West Virginia. Paid royalties of $85,184 in 2004.

Charles W. Schnatter (31.3%) Richard J. Emmett (31.3%) Timothy C. O’Hern (37.4%)	Capital Pizza, Inc. – Operates ten restaurants in Illinois and Indiana. Paid royalties of $291,684 in 2004. Messrs. Schnatter, Emmett and O’Hern are executive officers of the Company.

Charles W. Schnatter (31.3%) Richard J. Emmett (31.3%) Timothy C. O’Hern (37.4%)	Indiana Capital Pizza Company – Operates five restaurants in Indiana. Paid royalties of $140,002 in 2004.

Wade S. and Elizabeth Oney (100%)	Bam-Bam Pizza, Inc. – Operates 21 restaurants in Florida. Paid royalties of $835,238 in 2004. Elizabeth Oney is Mr. Oney’s wife.

Wade S. Oney (100%)	L-N-W Pizza, Inc. – Operates 12 restaurants in Florida. Paid royalties of $525,536 in 2004.

Wade S. Oney (50.0%)	Brown’s Pizza, Inc. – Operates two restaurants in Florida. Paid royalties of $77,828 in 2004.

Wade S. Oney (90.0%)	Eagle Eye Pizza, Inc. – Operates three restaurants in Oregon. Paid royalties of $84,690 in 2004.

Jack A. Laughery (12.0%)	PJ United, Inc. and subsidiaries – Operate 127 restaurants in Alabama, California, Louisiana, Ohio, Texas, Utah and Virginia. Paid royalties of $3,851,382 in 2004.

Jack A. Laughery (21.2%)	PJIOWA, L.C. – Operates 21 restaurants in Iowa and two restaurants in Illinois. Paid royalties of $671,481 in 2004.

Jack A. Laughery (18.7%) Helen Laughery (3.3%) Brenda Weinke (1.7%) Kelly Winstead (1.7%) M. Christine Laughery (1.7%) Sarah McCauley (1.7%)	Houston Pizza Venture, LP – Operates 56 restaurants in Texas. Paid royalties of $1,509,444 in 2004. Helen Laughery is Mr. Laughery’s wife, and the other persons named are his daughters.

In December 2004, the Audit Committee and the Board approved policies and procedures for consideration of restaurant development, acquisition and disposition transactions involving franchisees in which directors or executive officers of the Company, or their immediate families, have significant ownership, generally defined as ten percent or more. Under the policy, the Audit Committee ultimately must consider and determine whether to approve or disapprove any subject transaction involving a related party.  Acquisitions and dispositions of restaurants involving the Company and related parties must be evaluated in light of an appraisal by a reputable, disinterested third party.  With respect to proposed new development by related parties, if the Company declines to exercise its right of first refusal, the policy requires that the opportunity be made available to qualified franchisees without related-party ownership.  Similarly, with respect to a proposed acquisition of a restaurant by a related party from another franchisee, if the Company declines to exercise its right of first refusal, the Company must consider making recommendations concerning possible alternative, nonrelated-party franchisee parties.  Finally, the policy requires that any proposed disposition of a restaurant by a related party to another franchisee must be disclosed to the Audit Committee, and must be approved by the Audit Committee if the proposed transaction includes any consideration by or from the Company outside the ordinary course of business with other franchisees.

Employment Arrangements with Directors and Executive Officers

Nigel Travis.  On January 30, 2005, the Company entered into an employment agreement with Nigel Travis, effective January 31, 2005.  Under the agreement, effective April 1, 2005, Mr. Travis became President and Chief Executive Officer of the Company; until April 1 Mr. Travis worked on a part-time basis and held the title of Executive Vice President.  He was also appointed by the Board of Directors of the Company as a director.

The agreement provides for the employment of Mr. Travis for a term of five years, unless the agreement is terminated earlier in accordance with its terms.  The agreement provides for a base annual salary of $730,000 for Mr. Travis as President and Chief Executive Officer and a base annual salary of $146,000 during Mr. Travis’s part-time service as Executive Vice President.  The agreement provides for a grant on January 31, 2005, of an option to purchase 200,000 shares of the Company’s common stock under the Company’s 1999 Team Member Stock Ownership Plan (the “Ownership Plan”).  In addition, pursuant to the Company’s new executive officer incentive compensation guidelines, during each year of the agreement (prorated for 2005) Mr. Travis will (a) be eligible to receive an annual bonus targeted at 100% of base salary, with a maximum payout equal to 190% of base salary, currently based upon the Company’s achievement of certain target levels of operating income, comparable store sales growth and restaurant-level transactions; (b) receive an option to purchase 85,000 shares of Common Stock under the Ownership Plan; (c) receive an award of 10,000 performance shares under the Ownership Plan, payable in cash, measured over a three-year performance period based on total return to the Company’s stockholders compared to a peer group of companies; and (d) receive an additional grant of an option to purchase up to 20,000 shares of Common Stock, representing two times the number of shares of Common Stock Mr. Travis purchases on the open market or owns and designates under the compensation guidelines.  The agreement provides Mr. Travis with the one-time right, in lieu of receiving the matching stock option grant in 2006 and 2007, to receive an option in 2005 to purchase up to 60,000 shares of Common Stock, representing two times the number of shares of Common Stock Mr. Travis purchases on the open market or owns and designates under the compensation guidelines in 2005.  All stock options granted to Mr. Travis as described above have been or will be granted at fair market value (defined in the Ownership Plan as the closing price of the Common Stock on the grant date), vest after two years and have a term of five years.  The agreement also permits Mr. Travis to participate in the Company’s deferred compensation plan, 401(k) plan, and medical, dental, life and disability insurance programs, as well as to receive other standard benefits offered by the Company to its employees from time to time.  The agreement further provides that the Company will make a lump-sum payment to Mr. Travis in the amount of $175,000, plus a 39% gross-up payment for income taxes, to cover Mr. Travis’s expenses to be incurred in relocating his family to the Louisville, Kentucky area.  The agreement provides for the parties to begin discussion of a possible renewal of the agreement during the fifth year of the agreement’s term.

Mr. Travis will receive severance benefits under the employment agreement if the Company terminates his employment for any reason other than for “cause,” as defined in the agreement, or if Mr. Travis terminates his employment for “good reason,” as defined in the agreement.  In either instance Mr. Travis would be entitled to receive, if termination occurs within the first three years of employment, two years’ base salary over 24 months, or one year’s base salary over 12 months if termination occurs after three years of employment.  During the severance period Mr. Travis would be retained as a consultant.

To facilitate his participation in the new executive incentive compensation program, Mr. Travis purchased from the Company 27,434 shares of Common Stock on March 15, 2005, for approximately $1,000,000 ($36.45 per share).  The shares were priced at the closing price of the Common Stock on March 14, 2005, the day immediately preceding the date of the sale.

William M. Van Epps.  On March 9, 2005, the Company entered into an employment agreement with William M. Van Epps.  Under the agreement, Mr. Van Epps will continue to hold the position of Chief Operations Officer, a position he has held since January 2004, through August 31, 2006.

The agreement provides for the employment of Mr. Van Epps for a term beginning March 9, 2005 and ending August 31, 2006, unless the agreement is terminated earlier in accordance with its terms.  The agreement provides for a base annual salary of $500,000 for service as Chief Operations Officer, and during each year of the term Mr. Van Epps will be eligible to receive bonus payments in accordance with the then-existing applicable bonus plan as approved by the Compensation Committee of the Board.  In addition, pursuant to the Company’s new executive officer incentive compensation guidelines, during each year of the agreement Mr. Van Epps will (a) receive an option to purchase 10,000 shares of Common Stock under the Ownership Plan; (b) receive an award of 2,000 performance shares under the Ownership Plan, payable in cash, measured over a three-year performance period based on total return to the Company’s stockholders compared to a peer group of companies, with awards settled in cash; and (d) receive an annual stock option grant under the Ownership Plan of up to two times the number of shares of the Company’s common stock purchased by Mr. Van Epps on the open market or owned by Mr. Van Epps and designated under the incentive program (such option not to exceed 12,000 shares per annum).  The agreement also permits Mr. Van Epps to participate in the Company’s deferred compensation plan, 401(k) plan, and medical, dental, life and disability insurance programs, as well as to receive other standard benefits offered by the Company to its employees from time to time.

Mr. Van Epps will receive severance benefits under the employment agreement if the Company terminates his employment for any reason other than for “cause,” as defined in the agreement.  In that instance Mr. Van Epps would be entitled to receive an amount equal to the greater of the base salary that would be paid to him under the terms of the agreement or $500,000.

Wade Oney.  Mr. Oney served as Chief Operating Officer of the Company from 1995 to 2000.  He remains a director and franchisee of the Company, and is employed by the Company as a part-time executive business advisor responsible for providing advice to the executive leadership team on strategic Company initiatives.  Mr. Oney received an annualized salary of $37,500 for his services in 2004, the same salary applicable in 2005.

Other Transactions

During 2004, the Company paid $309,000 to Hampton Airways, Inc. (“Hampton”), for charter aircraft services.  Hampton’s sole shareholder is John Schnatter.  The Company periodically reviews pricing data from other, independent air charter services and, on that basis, believes that the discounted rates charged by Hampton to the Company are at or below rates that the Company could obtain from the independent third parties for similar aircraft.

The Company and entities controlled by Mr. Schnatter have agreed to share the services of certain employees of the Company.  The cost of compensation and benefits of those employees is paid by the Company and Mr. Schnatter based on an allocation, updated annually, of each employee’s respective responsibilities performed for the Company and the entities controlled by Mr. Schnatter.  In addition, Mr. Schnatter pays the Company rent for office space used by the shared employees, based on the same allocation of responsibilities.  In 2004, Mr. Schnatter was charged $473,000 for his allocated cost of the shared employees’ compensation and benefits and $11,410 in rent for the allocated office space.

During 2004, the Company waived royalty payments totaling $290,000 from a franchisee, PJ United, Inc., with respect to restaurants located in one market area.  In consideration for the royalty waiver, the franchisee agreed to increase its level of local marketing expenditures in that market area in amounts equal to the waived royalties.  Separately, in 2004 PJ United sold 13 restaurants in the same market area to another franchisee, and Capital Delivery, Ltd., a wholly owned subsidiary of the Company, provided financing to the other franchisee related to the transaction on terms, including interest rate and collateral security, reached after arms-length negotiation.  Jack Laughery, a director of the Company, holds a 12.0% ownership interest in PJ United.

In 1999, the Papa John’s Franchise Advisory Council, an advisory group comprised of certain Papa John’s franchisees that meets periodically to discuss issues of importance to the Company and its franchisees, initiated a program that allows the cost of cheese to Papa John’s restaurants to be established on a quarterly basis.  Certain franchisees of the Company formed a corporation, BIBP Commodities, Inc. (“BIBP”), that purchases cheese at the prevailing market price and sells it to the Company’s distribution subsidiary, PJ Food Service, Inc. (“PJFS”), at a fixed quarterly price based in part upon historical average market prices.  PJFS in turn sells cheese to Papa John’s restaurants at a set quarterly price.  The purchase of cheese by PJFS from BIBP is not guaranteed.  Capital Delivery, Ltd., has made available a $17.6 million line of credit to BIBP to fund cash deficits as they may arise; as of March 1, 2005, a balance of $10,000,000 under the line was outstanding.  The shareholders of BIBP include  Wade Oney (9.09%) and PJ United, Inc. (18.18%), a franchisee entity owned in part by Jack Laughery.  BIBP has paid its shareholders a total annual dividend equal to eight percent of each shareholder’s initial investment; payment of future dividends is at the discretion of BIBP’s board of directors and will depend upon the financial condition of BIBP and general business conditions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission.  Based on a review of these reports and written representations from the reporting persons, the Company believes that all applicable Section 16(a) reporting requirements were complied with for all Common Stock transactions in 2004, except as follows:  Wade Oney reported late on Form 4 an acquisition of shares through a stock option exercise.

STOCK PERFORMANCE GRAPH

The following performance graph compares the cumulative total return of the Company’s Common Stock to the NASDAQ Stock Market (U.S.) Index and a group of the Company’s peers consisting of U.S. companies listed on NASDAQ with standard industry classification (SIC) codes 5800-5899 (Eating and drinking places).  Relative performance is compared for the five-year period extending through the end of fiscal 2004.  The graph assumes that the value of the investments in the Company’s Common Stock and in each index was $100 at the end of fiscal 1999, and, with respect to the index and peer group, that all dividends were reinvested.

Legend

Symbol	CRSP Total Returns Index for:	12/1999	12/2000	12/2001	12/2002	12/2003	12/2004
	Papa John’s International, Inc.	100.0	94.2	119.8	119.1	139.0	143.7
	Nasdaq Stock Market (US Companies)	100.0	61.8	50.0	34.2	50.0	54.8
	NASDAQ Stocks (SIC 5800 – 5899 US Companies) Eating and drinking places	100.0	146.7	173.5	177.9	245.0	359.9

Notes:

A.  The lines represent monthly Index levels derived from compounded daily returns that include all dividends.

B.  The indexes are reweighted daily, using the market capitalization on the previous trading day.

C.  If the monthly interval, based on the fiscal year – end, is not a trading day, the preceding trading day is used.

D.  The index level for all series was set to $100.0 on 12/23/1999.

2.  PROPOSAL TO APPROVE AMENDMENT OF THE COMPANY’S

2003 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

The Board of Directors has adopted, and recommends that stockholders approve, an amendment to the Company’s 2003 Stock Option Plan for Non-Employee Directors (the “Director Plan”).  The amendment (a) increases the maximum term of stock options awarded to non-employee directors from 30 months to five years, (b) increases the vesting period for stock options from one year to two years, and (c) eliminates the prescribed level of annual stock option awards under the Director Plan and gives the Board of Directors, or a committee designated by the Board that consists solely of independent directors, the authority to establish and change the award levels from time to time.  The amendment does not increase the number of shares of Common Stock reserved for issuance under the Director Plan.

Description of the Director Plan

In August 2003, the Board adopted a compensation program for non-employee directors that consists of a combination of retainer and meeting fees as well as annual awards of stock options.  See “Compensation of Directors” on page 7.  As part of the compensation program, the Board adopted the Director Plan, which was approved by the Company’s stockholders at the 2004 Annual Meeting.

The purpose of the Director Plan is to promote the interests of the Company and its stockholders by encouraging non-employee directors to acquire an ownership interest in the Company.  The Company believes that such investments should increase the personal interest and special effort of those persons in working for the continued success and progress of the Company, and that the incentives provided by the Director Plan should enhance the Company’s efforts to attract and retain highly qualified non-employee directors.

Under the terms of the Director Plan, non-employee directors are awarded options to purchase shares of Common Stock upon their election or appointment to the Board and annually during their term of service.  On the date of each Annual Meeting of the Company’s stockholders, each director is awarded an option to purchase 7,000 shares of Common Stock.  Non-employee directors who are elected or appointed to the Board after the date of adoption of the Director Plan other than on an Annual Meeting date are granted an initial option to purchase the number of shares of Common Stock equal to the product of (a) 7,000 multiplied by (b) a fraction, the numerator of which is the number of months remaining until the next Annual Meeting date, and the denominator of which is 12.

All options granted under the Director Plan become exercisable after one year and have an exercise price equal to the fair market value of the Common Stock on the date of grant.  Upon a Change in Control (as defined in the Director Plan) of the Company, the optionee has the right to exercise the option in full.  The term of options granted under the Director Plan will expire on the earliest of (a) three months after the optionee ceases to be a director for any reason other than death, disability or removal for cause, (b) one year after the optionee ceases to be a director by reason of death or disability, (c) a director’s removal for cause or (d) 30 months after the date of grant.

Options must be paid for in cash at the time of exercise, except that in lieu of all or a portion of the cash the optionee may tender to the Company shares of Common Stock owned by the optionee having a fair market value at the close of business on the date the Company receives notice of the exercise equal to the exercise price, less any cash paid.  Under the terms of the Director Plan, the Company may in its discretion establish cashless exercise procedures, subject to requirements of applicable laws and regulations, whereby an optionee may exercise an option or a portion thereof without making a direct payment of the option price to the Company.

The Director Plan reserves for issuance an aggregate of 350,000 shares of Common Stock.  The number of shares of Common Stock available for issuance under the Director Plan will be adjusted in the event of a merger, consolidation, reorganization, stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock.  Shares of Common Stock subject to, but not delivered under, an award terminating or expiring for any reason generally will be available for the grant of future awards under the Director Plan.  As of March 1, 2005, a total of 259,583 shares were available for stock option grants under the Director Plan.

The Director Plan will terminate on the earliest to occur of (i) the date when all shares of Common Stock available under the Director Plan have been acquired through the exercise of options granted under the Director Plan, (ii) August 6, 2008, or (iii) such earlier date as the Board of Directors may determine.  Any option outstanding under the Director Plan at the time of the Director Plan’s amendment or termination will remain in effect in accordance with its terms, conditions and restrictions and those of the Director Plan in effect when the option was granted.

The Board may amend, modify or terminate the Director Plan at any time, provided that amendments to the Director Plan will be subject to stockholder approval to the extent required to meet the conditions for exemption from Section 16(b) under the Exchange Act or applicable listing or regulatory requirements.

Plan Amendment

The Company believes that its compensation program for non-employee directors should permit the Company to continue to attract and retain highly qualified directors, and that the equity component of directors’ compensation should be closely aligned with the long-term interests of the Company’s stockholders.  With the assistance of a nationally recognized independent compensation consulting firm, the Company is in the process of reviewing market survey data regarding director compensation.  This review follows the implementation of the Company’s new executive incentive compensation program (see “COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION” on page 9), which includes management stock option grants with a five-year maximum term and a vesting period of two years.  The Board has determined that future stock option grants under the Director Plan should be structured similarly.

Accordingly, on March 21, 2005, the Board approved an amendment to the Director Plan, subject to stockholder approval, that provides for three modifications to the Director Plan:

First, the maximum term of stock options granted under the Director Plan is extended from 30 months to five years.  Second, the amendment provides that the vesting period for stock options granted under the Director Plan is increased from one year to two years.  The Company believes that a longer stock-option term better aligns the interests of directors with the interests of longer-term stockholders, and enhances the Company’s ability to attract and retain highly qualified directors.  The Company also believes that a two-year vesting period for non-employee director stock options is appropriate in light of the five-year stock-option term.

Third, the amendment eliminates the prescribed level of annual stock option awards to non-employee directors under the Director Plan, currently fixed at 7,000 shares each, and authorizes the Board, or a committee designated by the Board that consists solely of independent directors, to establish and change award levels from time to time as deemed necessary to maintain appropriate levels of compensation and a reasonable balance between the cash and equity components of the overall compensation program for non-employee directors.  The amendment does not increase the number of shares of Common Stock reserved for issuance under the Director Plan.

All seven of the Company’s non-employee directors currently are eligible to participate in the Director Plan, and each of the eligible directors will receive a stock option grant in 2005 as provided in the Director Plan.  If the Company’s stockholders approve the amendment to the Director Plan, the number of shares subject to stock options to be granted in 2005 is not determinable, because the Board has not yet established in that instance the amount of any future stock option grants.  If the stockholders do not approve the amendment, the provisions of the Director Plan as previously approved by the Company’s stockholders will govern.

Federal Income Tax Consequences

The granting of a stock option does not produce taxable income to the optionee or a tax deduction to the Company.  The optionee generally will recognize taxable ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the aggregate option price.   The Company is entitled to a corresponding Federal income tax deduction.

Equity Compensation Plan Information

The following table provides information as of December 26, 2004, regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)

Equity compensation plans approved by security holders	2,414,921	$29.94	2,063,562

Equity compensation plans not approved by security holders	—	—	—

Total	2,414,921	$29.94	2,063,562

The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting, in person or by proxy, is required for the approval of the above-described amendment to the Director Plan.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2003 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.  Shares of Common Stock covered by proxies executed and received in the accompanying form will be voted in favor of the amendment, unless otherwise specified on the proxy.

3.  RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP, independent auditors, to examine the consolidated financial statements of the Company for the fiscal year ending December 25, 2005.  Ernst & Young has audited the Company’s financial statements since 1991.  Fees paid to Ernst & Young by the Company for each of the last two fiscal years, in each of the following categories, were as follows:

	2004	2003
Audit fees	$572,140	$235,604
Audit-related fees	225,007	136,673
Tax fees	89,500	120,092
All other fees	—	—
Totals	$886,647	$492,369

Fees for audit services included fees associated with the annual audit of the Company and certain subsidiaries and the reviews of the Company’s quarterly reports on Form 10-Q.  Audit-related services included audits of an employee benefit plan and other related entities and consultations concerning accounting issues.  Tax fees included tax compliance and consultation services.

The increase in audit fees from 2003 to 2004 was primarily related to additional audit procedures associated with Ernst & Young’s audit of the Company’s internal controls related to Section 404 of the Sarbanes-Oxley Act.  The increase in audit-related fees primarily was the result of additional procedures with respect to the adoption of Financial Accounting Standards Board No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (FIN 46).

All audit-related, tax and other services for 2004 were pre-approved by the Audit Committee, which concluded that the provision of those services by Ernst & Young was compatible with the maintenance of the auditors’ independence in the conduct of the auditing functions.  The Audit Committee has adopted a policy that requires pre-approval of all services by the independent auditors.  The policy also authorizes the Chairman of the Audit Committee to pre-approve non-audit services at or below a certain dollar threshold, provided that the Chairman promptly notifies the other members of the Audit Committee of the approved engagement.  Individual engagements anticipated to exceed the dollar threshold must be separately approved.

Representatives of Ernst & Young will be present at the Annual Meeting to make a statement if they desire to do so and respond to questions by stockholders.  The affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Board’s selection of Ernst & Young as the Company’s independent auditors.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

OTHER BUSINESS

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting.  If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

CODE OF ETHICS

The Company has a Code of Ethics and Business Conduct, which is applicable to all officers, directors and employees of the Company and its subsidiaries and affiliates, including the Company’s Chief Executive Officer and Chief Financial Officer.  The Code of Ethics and Business Conduct is available in the Investor Relations section of the Company’s website (www.papajohns.com).  The Company intends to post amendments to or waivers from its Code of Ethics and Business Conduct (to the extent applicable to the Company’s Chief Executive Officer or Chief Financial Officer) at the same location on its website.

STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s Annual Meeting, the written proposal must be received by the Company no later than December 1, 2005.  Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.  Similarly, in order for a stockholder proposal to be introduced at next year’s Annual Meeting, written notice must be received by the Company not less than 60 days prior to the scheduled date of the meeting.  All stockholder proposals also must comply with certain requirements set forth in the Company’s Certificate of Incorporation.  A copy of the Certificate of Incorporation may be obtained by written request to the Secretary of the Company at the Company’s principal offices at P.O. Box 99900, Louisville, Kentucky 40269-0900.

The Nominating and Corporate Governance Committee of the Board will consider candidates for election to the Board recommended by a stockholder in accordance with the Company’s Certificate of Incorporation, and will do so in the same manner as the Committee evaluates any other properly recommended nominee.  Any nomination by a stockholder of a person for election to the Board at an Annual Meeting of stockholders, or a special meeting of stockholders called by the Board for the purpose of electing directors, must be received at the Company’s principal offices not less than 60 days nor more than 90 days prior to the scheduled date of the meeting, and must comply with certain other requirements set forth in the Company’s Certificate of Incorporation.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders of the Company may communicate with the Board in writing addressed to:

Board of Directors
c/o Corporate Secretary
Papa John’s International, Inc.
P.O. Box 99900
Louisville, Kentucky 40269

The Secretary will review each stockholder communication.  The Secretary will forward to the entire Board (or to members of a Board committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that (a) relates to the Company’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content, and (c) does not merely relate to a personal grievance against the Company or a team member or further a personal interest not shared by the other stockholders generally.

The Company strongly encourages each of its directors to attend each Annual Meeting of the Company’s stockholders whenever attendance does not unreasonably conflict with the director’s other business and personal commitments.  All of the Company’s directors attended the 2004 Annual Meeting of Stockholders.

ANNUAL REPORT

The Company’s Annual Report to Stockholders for the fiscal year ended December 26, 2004, accompanies this Proxy Statement.

By Order of the Board of Directors

/s/ Charles W. Schnatter
CHARLES W. SCHNATTER
Senior Vice President, Chief Development Officer and Secretary
Louisville, Kentucky
April 1, 2005

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

ê   Please fold and detach card at perforation before mailing.   ê

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PAPA JOHN’S INTERNATIONAL, INC.

P.O. Box 99000, Louisville, Kentucky 40269-0900

Annual Meeting of Stockholders

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, a stockholder of PAPA JOHN’S INTERNATIONAL, INC., a Delaware corporation (the “Company”), hereby constitutes and appoints CHARLES W. SCHNATTER and KENNETH M. COX, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all shares of the Common Stock of the Company as instructed herein that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company’s corporate offices at 2002 Papa John’s Boulevard, Louisville, Kentucky, on Tuesday, May 3, 2005, at 11:00 A.M. (E.D.T.) and at any adjournment thereof.  The undersigned hereby revokes all proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated April 1, 2005, and a copy of the Company’s Annual Report for the fiscal year ended December 26, 2004.

VOTING INSTRUCTIONS ON REVERSE SIDE.

Signature	Date

Signature (if held jointly)	Date

Please sign exactly as name appears on proxy. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, state capacity. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

ê   Please fold and detach card at perforation before mailing.   ê

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PAPA JOHN’S INTERNATIONAL, INC.

PROXY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN.  UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN ITEM 1 AND FOR THE PROPOSALS SET FORTH IN ITEMS 2 AND 3.  MANAGEMENT RECOMMENDS A VOTE FOR EACH ITEM.

(1)	ELECTION OF DIRECTORS:	Owsley Brown Frazier	Wade S. Oney	John H. Schnatter	Nigel Travis

	☐ FOR the above-named nominees		☐ WITHHOLD AUTHORITY to vote for the above-named nominees

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

(2)	Approval of Stock Option Plan Amendment: To approve an amendment to the 2003 Papa John’s International, Inc. Stock Option Plan for Non-Employee Directors.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	Ratification of the Selection of Independent Auditors: To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the 2005 fiscal year.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(4)	Discretionary Authority: To vote with discretionary authority with respect to all other matters that may properly come before the Annual Meeting.

(Continued, and to be signed on other side)